Exhibit 10.13
A.M. CASTLE & CO.
DIRECTORS DEFERRED COMPENSATION PLAN
(As Amended and Restated as of October 22, 2008)

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TABLE OF CONTENTS
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8.8 Applicable Law	9

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A.M. CASTLE & CO. DIRECTORS
DEFERRED COMPENSATION PLAN
SECTION 1
General
     1.1 Purpose and Effective Date. A.M. Castle & Co., a Maryland corporation (the “Company”), maintains the A.M. Castle & Co. Directors Deferred Compensation Plan (the “Plan”) to enable each member of the Company’s Board of Directors who is not employed by the Company or an affiliate (a “Director”) to defer receipt of compensation paid to the Director by the Company, and to identify the interests of the Directors with the interests of the Company’s shareholders. The Plan was initially effective as of October 1, 1986, and is hereby effective and amended in its entirety as of November 1, 2008. The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the “Jobs Act”), and Section 409A of the Code. Accordingly, effective as of November 1, 2008, the Plan is hereby amended and restated, as set forth herein, to conform to the requirements of the Jobs Act and Section 409A of the Code, and final Treasury regulations issued thereunder. Unless otherwise specified herein or otherwise required by law, the “Effective Date” of this amendment and restatement is November 1, 2008. Prior to November 1, 2008, it is intended that the Plan be interpreted according to a good faith interpretation of the Jobs Act and Section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury regulations under Section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or Section 409A of the Code, including, without limitation, the adoption of the transition rules prescribed under Q&As 20 and 21of IRS Notice 2005-1, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Administrator or the Committee, as the case may be. In the event of any inconsistency between the terms of the Plan and the Jobs Act or Section 409A of the Code, the terms of the Jobs Act and Section 409A of the Code shall prevail and govern.
SECTION 2
Definitions
     2.1 Definitions. As used herein, the following words shall have the following meanings:
          (a) “Account” means the bookkeeping account maintained for each Director pursuant to Article 5 below. Each Account shall have an Interest Subaccount and a Stock Subaccount, as applicable.
          (b) “Board” means the Board of Directors of the Company as from time to time constituted.

          (c) “Change of Control” means the date on which the first of the following events occur (a) any one person or more than one person acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company having a total Gross Fair Market Value equal to or more than 40% of the total Gross Fair Market Value of all of the assets of the Company immediately before such acquisition or acquisitions; (b) any one person or more than one person acting as a Group acquires more than 50% of the total fair market value of stock of the Company, provided that if such person or persons are considered either to own more than 50% of the total fair market value of the stock the Company, the acquisition of additional stock or control, respectively, of the Company by the same person or persons is not considered to cause a Change of Control of the Company under this subsection (b); or (c) a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors as constituted before the appointment or election.
     For purposes of this Section, the terms “Gross Fair Market Value,” and “Group” shall have the respective meanings assigned to them below:
(aa)	The term “Gross Fair Market Value” shall mean the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(bb)	The term “Group” shall have the meaning assigned to such term in Treasury Regulation §§1.409A-3(i)(5)(v)(B) and (vi)(D)).
     Notwithstanding the foregoing provisions to the contrary, the following provisions shall apply for purposes of this Section: (x) for purposes of determining stock ownership, the attribution rules described in Section 318(a) of the Code shall apply and stock underlying a vested option is considered owned by the individual who holds the vested option, provided that if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §§83-3(b) and (j)), the stock underlying the option shall not be treated as owned by the individual who holds the option; (y) if payments from the Plan are made on account of a Change of Control event described in subsection (a) or (b), above, that occur because the Company purchases its stock held by the Director or because the Company or a third party purchases a stock right held by the Company, or that are calculated by reference to the value of the Company’s stock, such payments shall be completed not later than 5 years after the Change of Control event; and (z) a Change of Control shall be subject to such further rules, conditions, limitations, restrictions, or clarifications prescribed under Section 409A of the Code, including, without limitation, Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii).
          (d) “Committee” means the Human Resources Committee of the Board.
          (e) “Company” means A.M. Castle & Co., a Maryland corporation, or any successor thereto.
          (f) “Company Stock” means the common stock, $0.01 par value per share, of the Company.

          (g) “Compensation” means for each Director: (i) the retainer payable to the Director for his or her service as a member of the Board during a calendar year; (ii) the fees paid to the Director for each Board and Committee meeting attended during a calendar year; and (iii) fees, if any, paid to a Director during a calendar year as Chairman of a Board Committee.
          (h) “Director” means each member of the Company’s Board who is not employed by the Company or any of its affiliates.
          (i) “Fair Market Value” means, as of any date, the closing sales price of the Company Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal) on that date, or if the Company Stock is not traded on that date, as of the next preceding date on which the Company Stock was traded.
          (j) “Plan” means this A.M. Castle & Co. Directors Deferred Compensation Plan, as stated herein and as may be further amended from time to time.
          (k) “Stock Unit” means the right to receive an amount equal to the Fair Market Value of a share of Company Stock, as determined in accordance with the Plan.
          (l) “Unforeseeable Emergency” means a severe financial hardship of a Director resulting from an illness or accident of the Director or of the Director’s spouse, beneficiary or dependent (as defined in Section 152(a) of the Internal Revenue Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances beyond the control of the Director. The existence of an Unforeseeable Emergency shall be determined by the Committee in its sole discretion.
SECTION 3
Plan Administration
     3.1 Administration by Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee. The Committee may interpret and construe the Plan and adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan. Any interpretation of the Plan by the Committee and any decision relating to the Plan made by the Committee on any other matter within its discretion is final and binding on all persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan.
SECTION 4
Deferral and Investment of Compensation
     4.1 Deferral Election.
          (a) Each Director, by filing a written election as described below, may elect to defer receipt of all or a portion of his or her Compensation payable during a calendar year until his or her service on the Board terminates for any reason or as otherwise described in Section 5.

          (b) A Director’s election to defer receipt of Compensation shall be made on an election form, and in accordance with such other rules and procedures, as the Committee may prescribe. An election form effective for a calendar year shall be delivered to the Committee prior to the first day of such calendar year, and shall remain in effect for subsequent calendar years until a revised election form is delivered to the Committee on or before the first day of the calendar year for which the new election is to become effective. Except as provided in subsection (c) below, an initial election form or a revised election form shall apply only to Compensation otherwise payable to a Director after the end of the calendar year in which such initial or revised election form is delivered to the Committee, and shall be irrevocable as of the first day of the calendar year for which the Compensation covered by the election form is to be paid. If an election form is not in effect for a Director for a calendar year, he or she shall be deemed to have elected to receive his or her Compensation in cash.
          (c) Notwithstanding the provisions of subsection (b) above, an election made by a Director in the calendar year in which he or she first becomes a Director may be made pursuant to an election form delivered to the Committee within 30 days after the date on which he or she initially becomes a Director, and such election form shall be effective with respect to Compensation earned from and after the date such election form is delivered to the Committee.
     4.2 Credits to Account.
          (a) The Committee shall maintain an Account for the benefit of each Director participating in the Plan, which shall be credited with the Compensation deferred by the Director. A Director’s election form shall specify the portion of the Director’s Compensation deferral to be credited to the Interest Subaccount and/or the Stock Subaccount.
          (b) Compensation deferrals shall be allocated to a Director’s Interest Subaccount and/or Stock Subaccount as follows:
     (i) Interest Subaccount. The Compensation deferred into the Interest Subaccount shall be credited to the Interest Subaccount not later than the 15th day following the date as of which such Compensation would otherwise have been paid to the Director. Thereafter, amounts held in the Interest Subaccount shall be credited on a daily basis with interest at a rate equal to 6% per year, compounded annually.
     (ii) Stock Subaccount.
     (A) The Compensation deferred into the Stock Subaccount shall be converted into a number of Stock Units (full and fractional) by dividing the dollar amount of such Compensation by the Fair Market Value of a share of Company Stock not later than the 15th day after the date as of which such Compensation would otherwise have been paid to the Director.
     (B) Additional credits shall be made to the Stock Subaccount in amounts equal to the cash dividends that the Director would have received had he or she been the owner on each record date of a number of shares of

Company Stock equal to the number of Stock Units in his or her Stock Subaccount on such date. All cash dividends shall be converted into Stock Units by dividing the dollar amount of such dividends by the Fair Market Value of a share of Company Stock on the applicable dividend payment date. In the case of a dividend in Company Stock or a Company Stock split, additional credits shall be made to the Stock Subaccount of a number of Stock Units equal to the number of shares of Company Stock that the Director would have received had he or she been the owner on each record date of a number of shares of Common Stock equal to the number of Stock Units in his or her Stock Subaccount on such date.
     4.3 Changes to Investment Elections.
          (a) A Director may elect prospectively on an election form to change the portion of his or her Compensation to be credited to the Interest Subaccount and/or Stock Subaccount, with such change to apply to Compensation otherwise payable to the Director after the end of the calendar year in which the election form is delivered to the Committee.
          (b) Amounts credited to a Director’s Interest Subaccount and/or Stock Subaccount pursuant to Section 4.2 shall remain in such Subaccount until distributions occur as described in Section 5 or the Director transfers any amounts between such Subaccounts.
          (c) As of the effective date of any change in investment election of a Director:
     (i) his Interest Subaccount will be:
(A)	charged with the amount transferred from that account to the Director’s Stock Subaccount pursuant to the election, and

(B)	credited with the amount transferred to that account from the Director’s Stock Subaccount pursuant to the election; and
     (ii) his Stock Subaccount will be:
(A)	charged with the number of Share Units equal to (1) the dollar amount transferred from that account to the Director’s Interest Subaccount pursuant to the election, divided by (II) the Far Market Value on the date as of which the transfer occurs; and

(B)	credited with the number of share Units equal to (I) the dollar amount transferred to that Subaccount from the Director’s Interest Subaccount pursuant to the election, divided by (II) The Fair Market Value on the date as of which the transfer occurs.

     4.4 Accounts Maintained Until Payment. Each Director’s Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Director (or the beneficiary of a deceased Director). No funds shall be set aside or earmarked for any Director’s Account, which shall be purely a bookkeeping device.
SECTION 5
Distribution of Accounts
     5.1 Distribution Upon Termination of Service. Except as set forth in Section 5.2 below, within 30 days after a Director ceases to be a member of the Board of Directors for any reason, the Company shall pay his Account to him or her, or in the event of his death, his or her beneficiary, in an amount determined as follows:
          (a) The balance in the Interest Subaccount shall be determined with interest accruing through the date of such termination of service.
          (b) The balance in the Stock Subaccount shall be payable in shares of Company Stock or in cash as designated by the Director (or his or her beneficiary, if applicable). The number of shares of Company Stock to be distributed will be equal to the number of full Stock Units held in the Stock Subaccount, and cash will be distributed for any fractional Stock Units. The amount of any cash distribution will be equal to the number of Stock Units held in the Stock Subaccount multiplied by the Fair Market Value of a share of Company Stock as of the date of such termination of service.
     5.2 Other Distributions. Notwithstanding Section 5.1 above:
          (a) A Director may make a special election to defer distribution of any amounts credited to his or her Account as of December 31, 2008, and earnings accrued thereon thereafter. Any such special election shall be made in writing delivered to the Committee or its designee prior to December 31, 2008 and shall specify a deferred distribution date and the form of payment (lump sum or installments), as permitted by the Committee. The amount of distribution shall be determined in accordance with the procedures set forth in Section 5.1, but as of the specified date of the distribution and shall be paid to the Director (or beneficiary) within 30 days of such specified distribution date.
          (b) A Director may elect to defer distribution of any amounts credited to his or her Account after December 31, 2008 and earnings accrued thereon. Any election to defer distribution shall be made in writing delivered to the Committee or its designee prior to the first day of the calendar year for which compensation is deferred and shall specify one or more of the deferred distribution dates and the form of payment (lump sum or installments), as permitted by the Committee. The amount of distribution shall be determined in accordance with the procedures set forth in Section 5.1, but as of the specified date of the deferred distribution and shall be paid to the Director (or beneficiary) within 30 days of such specified distribution date.
          (c) At the written request of a Director, up to 100% of the balance in his or her Account may be distributed to the Director in a cash lump sum in the case of an Unforeseeable Emergency, subject to the limitations set forth below. The circumstances constituting an Unforeseeable Emergency will depend upon the facts of each case, as determined by the Committee in its discretion, but in any case payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Director’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan. Distribution of amounts because of an Unforeseeable Emergency shall be permitted only to the extent reasonably needed to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay any Federal, state or local taxes or penalties reasonably anticipated to result from the distribution). The amount of the distribution shall first be made from the Director’s Interest Subaccount, then from the Stock Subaccount, as necessary, and shall be determined in accordance with the procedures set forth in Section 5.1, but as of a reasonable date prior to the date of distribution, as selected by the Committee.
          (d) In the event of a Change in Control, a Director shall be paid his or her entire Account within 30 days of such Change in Control. The amount of such distribution shall be determined in accordance with Section 5.1, but as of the date of the Change in Control.
     5.3 Issuance of Company Stock. In the event of a distribution in Company Stock, a certificate representing a number of shares of Company Stock to be distributed shall be delivered to the Director (or his or her beneficiary). Notwithstanding the foregoing, the Company, in lieu of issuing a stock certificate, may reflect the issuance of shares of Company Stock on a non-certificated basis, with the ownership of such shares by the Director (or his or her beneficiary) evidenced solely by book entry in the records of a depository or broker-dealer, as requested by the Director or beneficiary, as applicable.
     5.4 Designation of Beneficiary. Each Director, from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his or her Account is to be paid if he or she dies before receiving the Account balance.
     5.5 Withholding; Reporting. To the extent required by law in effect at the time any distribution is made from the Plan, the Company shall withhold any taxes and such other amounts required to be withheld. Further, to the extent required by law, the Company shall report amounts deferred and/or amounts taxable under the Plan to the appropriate governmental authorities, including, without limitation, to the United States Internal Revenue Service.
SECTION 6
Shares Subject to the Plan
     6.1 Shares. Shares of Company Stock distributed under the Plan may be either authorized but unissued, reacquired or a combination thereof.
     6.2 Changes in Capitalization. In the event of any such stock dividend, stock split, combination of shares, reclassification of other similar changes in capitalization of the Company Stock, or any distribution, other than cash dividends, to holders of the Company Stock, the

Committee shall make such adjustments, in light of the change or distribution, as it deems equitable to the Company and the Directors, to the number of Stock Units in each Account.
SECTION 7
Amendment or Termination
     7.1 Authority. The Committee intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Committee, such amendment or termination is advisable and in accordance such other events and conditions prescribed under Section 409A of the Code. Any such amendment or termination shall be made pursuant to a resolution of the Committee without further action on the part of the Company’s shareholders to the extent permitted by law, regulation or stock exchange requirements, and shall be effective as of the date of such resolution or such later date as the resolution may expressly state.
     7.2 Limits. No amendment or termination of the Plan shall (a) directly or indirectly deprive any Director or his or her beneficiaries of all or any portion of his or her Account as determined as of the effective date of such amendment or termination, or (b) directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of balances in all Accounts shall continue to be made to Directors or their beneficiaries in the manner and at the time described in Section 5. No additional deferred Compensation shall be credited to the Accounts of Directors after termination of the Plan, but the Company shall continue to credit earnings, gains and losses to Accounts pursuant to Section 5 until the balances of such Accounts have been fully distributed to the Directors or their beneficiaries.
SECTION 8
Miscellaneous
     8.1 Plan Unfunded/No Guaranty.
          (a) The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. The right of a Director or his or her beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither the Director nor a beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to Accounts shall constitute general assets of the Company.
          (b) Nothing contained in the Plan shall constitute a guaranty by the Company, the Committee, or any other person or entity, that the assets of the Company will be sufficient to pay any benefit hereunder. No Director or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.
     8.2 No Assignment. No interest of any person or entity in, or right to receive a distribution under, the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
     8.3 Effect of Participation. Participation in the Plan will not give any Director the right to be retained as a member of the Board, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. The establishment of a Stock Subaccount balance does not constitute an award of Company Stock, and does not confer any voting rights on a Director.
     8.4 Distributions to Persons Under Disability. In the event an individual entitled to benefits under the Plan is declared incompetent and a conservator or other person legally charged with the care of his or her person or of his or her estate is appointed, any benefit to which such individual is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his or her person or of his or her estate.
     8.5 Successors. This Plan shall be binding upon any assignee or successor in interest to the Company whether by merger, consolidation or sale of all or substantially all of the Company’s assets.
     8.6 Savings Clause. Notwithstanding anything to the contrary contained in the Plan, if (a) the Internal Revenue Service prevails in a claim by it that amounts credited to a Director’s Account constitute taxable income to the Director or his or her beneficiary for any taxable year of his, prior to the taxable year in which such credits are distributed to him or (b) legal counsel satisfactory to the Company, and the applicable Director or his or her beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the balance of such Director’s Account shall be immediately distributed to the Director or his or her beneficiary. For purposes of this paragraph, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Company, or a Director or beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Director or his or her beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction, within the appropriate time period.
     8.7 No Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Company, any member of the Board or Committee, or any individual acting as an employee or agent of the Company, the Board or Committee, shall be liable to any Director, former Director, or any beneficiary or other person for any claim, loss, liability or expense incurred by such Director, or beneficiary or other person in connection with the Plan.
     8.8 Applicable Law. The Plan shall be construed and administered according to the laws of the State of Illinois.

     IN WITNESS WHEREOF, this amended and restated Plan has been executed this                     , 2008.

A. M. CASTLE & CO.

By:

Printed Name:

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